SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

ALLIANCE IMAGING, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 S. State College Blvd., Suite 600

Anaheim, CA 92806

(Address of principal executive offices, including zip code)

(714) 688-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December  15, 2004,  the Board of Directors of Alliance Imaging, Inc. approved the payment of annual fees in the amount of $15,000 to the Chairman of Audit Committee and the payment of $10,000  to each member of the Audit Committee.  Such fees will be paid, effective October 1, 2004, on a quarterly pro rata basis to the Audit Committee Chairman and Audit Committee members.

On December 15, 2004, the Compensation Committee of the Board of Directors approved an increase in the annual base salary of R. Brian Hanson, our Executive Vice President and Chief Financial Officer, from $240,000 to $265,000.  The increase in Mr. Hanson’s base salary shall become effective January 1, 2005.  The Compensation Committee also approved  discretionary bonuses, payable December 31, 2004, to Mr. Hanson and Mr. Howard K. Aihara, our Vice President and Corporate Controller, of $25,000 and $10,000, respectively.  These bonuses were granted in recognition of Messrs. Hanson’s and Aihara’s efforts related to the refinancing of our senior notes and term loan facilities.  The Compensation Committee also revised the bonus target for Mr. Aihara for calendar year 2004.  Mr. Aihara’s bonus target was raised from 35% of base salary to 40% of base salary.

Lastly, on December 15, 2004 the Compensation Committee with ratification by the Board of Directors granted stock options effective January 3, 2005 in the following amounts to our named executive officers:  Paul S. Viviano- 140,000; Andrew P. Hayek — 100,000; R. Brian Hanson — 75,000; Russell D. Phillips, Jr. — 20,000; and Howard K. Aihara — 20,000.  The exercise price for such options will equal the closing price of our common stock on January 3, 2005 and shall vest as follows:  5% on the first anniversary date of grant; 20% on the second anniversary date of grant; 25% on each of the third through fifth anniversary dates of grant.  A copy of the form of option agreement is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(c)       Exhibits.

The following exhibits are filed with this Form 8-K:

99.1                         Form of Option Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2004	ALLIANCE IMAGING, INC.

	By:	/s/ Russell D. Phillips, Jr.
		Name:	Russell D. Phillips, Jr
		Title:	Executive Vice President and General Counsel

Exhibit Index

99.1         Form of Option Agreement